Exhibit 12

July 22, 2013	90368.00002

Focused Small-Cap Value Portfolio

c/o SunAmerica Series, Inc.

Harborside Financial Center

3200 Plaza 5

Jersey City, New Jersey 07311-4992

SunAmerica Strategic Value Portfolio

c/o SunAmerica Series, Inc.

Harborside Financial Center

3200 Plaza 5

Jersey City, New Jersey 07311-4992

Re:	Reorganization of the Focused Small-Cap Value Portfolio into the SunAmerica Strategic Value Portfolio

Ladies and Gentlemen:

We have acted as special counsel to the Focused Small-Cap Value Portfolio, a series of SunAmerica Series, Inc., a Maryland corporation (the “Target Portfolio”) and to the SunAmerica Strategic Value Portfolio, also a series of SunAmerica Series, Inc. (the “Acquiring Portfolio”) in connection with the reorganization of the Target Portfolio into the Acquiring Portfolio in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated June 19, 2013, and the Form N-14 Registration Statement of SunAmerica Series, Inc. (Registration No. 333-187946)(the “Registration Statement”) as filed with the Securities and Exchange Commission on April 16, 2013. Pursuant to the Plan and in accordance with the Registration Statement, the reorganization (the “Reorganization”) will consist of (i) the transfer of all of the assets of the Target Portfolio to the Acquiring Portfolio in exchange for Class A, Class B and Class C shares of the Acquiring Portfolio (“Acquiring Portfolio Shares”); (ii) the assumption by the Acquiring Portfolio of the Assumed Liabilities of the Target Portfolio; (iii) the distribution, after the Closing Date, of the Acquiring Portfolio Shares to the shareholders of the Target Portfolio; and (iv) the complete liquidation of the Target Portfolio, all upon the terms and conditions set forth in the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as special counsel to the Target Portfolio and Acquiring Portfolio in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

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July 22, 2013

(b)	the Registration Statement;

(c)	such other instruments and documents related to the formation, organization and operation of the Target Portfolio and the Acquiring Portfolio and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	the certificate of John E. McLean, Assistant Secretary of SunAmerica Series, Inc., dated today, attached to this opinion as Exhibit A (the “Certificate”).

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.	That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be on or prior to the Closing Date) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.	That all representations, warranties and statements made or agreed to by SunAmerica Series, Inc., the Acquiring Portfolio and the Target Portfolio, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) and the Certificates, are true and accurate at all relevant times; that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that all individuals executing such documents, certificates, and instruments have the legal capacity to sign such documents on behalf of the respective fund.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(a) the transfer to the Acquiring Portfolio of all of the Assets solely in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the Assumed Liabilities of the Target Portfolio followed by the distribution by the Target Portfolio of Acquiring Portfolio Shares to the Target Portfolio Shareholders in complete liquidation of the Target Portfolio, all pursuant to the Plan, will constitute a “reorganization” within the meaning of section 368(a) of the Code, and the Acquiring Portfolio and the Target Portfolio will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

(b) under section 1032 of the Code, no gain or loss will be recognized by the Acquiring Portfolio upon the receipt of all of the Assets solely in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the Assumed Liabilities of the Target Portfolio except for (A) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Target Portfolio, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Target Portfolio;

July 22, 2013

(c) under sections 361 and 357(a) of the Code, no gain or loss will be recognized by the Target Portfolio upon the transfer of the Assets to the Acquiring Portfolio solely in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the Assumed Liabilities or upon the distribution of Acquiring Portfolio Shares to the Target Portfolio Shareholders in exchange for such shareholders’ shares of the Target Portfolio in liquidation of the Target Portfolio except for any gain or loss that may be required to be recognized solely as a result of the closing of the Target Portfolio’s taxable year due to the Reorganization;

(d) under section 354 of the Code, no gain or loss will be recognized by the Target Portfolio Shareholders upon the exchange of their Target Portfolio shares solely for Acquiring Portfolio Shares in the Reorganization;

(e) under section 358 of the Code, the aggregate basis of Acquiring Portfolio Shares received by the Target Portfolio Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Portfolio shares exchanged therefor by such shareholder;

(f) under section 1223(1) of the Code, the holding period of Acquiring Portfolio Shares to be received by the Target Portfolio Shareholder pursuant to the Reorganization will include the holding period of the Target Portfolio shares exchanged therefor, provided that the Target Portfolio Shareholder held the Target Portfolio shares as capital assets at the time of the Reorganization;

(g) under section 362(b) of the Code, the basis of each Asset transferred to the Acquiring Portfolio in the Reorganization will be the same in the hands of the Acquiring Portfolio as the basis of such Asset in the hands of to the Target Portfolio immediately prior to the transfer increased by the amount of gain or decreased by the amount of loss, if any, recognized by the Target Portfolio upon the transfer; and

(h) under section 1223(2) of the Code, the holding period of each of the Assets in the hands of the Acquiring Portfolio will include the holding period of each such Asset when held by the Target Portfolio (except to the extent that the investment activities of the Acquiring Portfolio reduce or eliminate such holding period and except for any assets which may be marked to market on the termination of the Target Portfolio’s taxable year or on which gain was recognized on the transfer to the Acquiring Portfolio).

No opinion will be expressed as to the effect of the Reorganization on (i) the Target Portfolio or the Acquiring Portfolio with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any Target Portfolio Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise. In addition, no opinion is expressed as to any federal income tax

July 22, 2013

consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Acquiring Portfolio and the Target Portfolio and their shareholders with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you for the purposes set forth in section 8.6 of the Plan and is solely for your benefit. We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Code. This tax advice was written to promote the marketing of the matters described herein. You should consult your own tax adviser with respect to the advice and the potential investment.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP